MusclePharm Reports 2014 First Quarter Financial Results

First Quarter Revenue More than Doubles to $50.2 Million;

Company Swings to Profit of $2.7 Million and $0.23 Per Diluted Share

Increases 2014 Full-Year Guidance to $165 - $175 Million in Net Sales

With Earnings of $0.41 - $0.51 Per Diluted Share

Conference Call Set For May 6, 2014 at 8:30 a.m. Eastern Time

Denver, CO – May 5, 2014 – MusclePharm Corporation (OTCQB: MSLP), a scientifically driven, performance-lifestyle sports nutrition company today announced financial results for the first quarter ended March 31, 2014.

2014 First-Quarter Results

The following comparison refers to results for the first quarter of 2014 versus the first quarter of 2013.

Net sales increased 123 percent to $50.2 million from $22.6 million last year, primarily as a result of increased market penetration both domestically and internationally. A key area of growth was international sales, which increased 176 percent to $17.2 million, or 34.3 percent of net sales, from $6.3 million last year, or 27.7 percent of net sales.

Gross profit was $17.9 million, compared with $8.2 million last year. As a percentage of net sales, gross profit was 35.6 percent, compared with 36.2 percent last year. The year-over-year decrease in gross margin percentage related to the timing of rebate accruals in the first quarter last year.

Operating expenses as a percentage of net sales decreased to 30.8 percent, compared with 39.4 percent last year.

Net income was approximately $2.7 million, or $0.23 per diluted share, compared with a net loss of approximately $7.4 million, or $1.78 per share, for the same period last year.

At March 31, 2014, the company had approximately $5.8 million in cash and restricted cash.

“MusclePharm had an excellent quarter, achieving profitability for the first time with significant top-line expansion,” said Brad Pyatt, MusclePharm’s Chairman and Chief Executive Officer. “Our results were fueled by strong international sales, which we believe will continue to present significant opportunities for the company.

“Over the last two years we worked diligently to introduce our products to international markets and took further steps to improve the Company’s sales cycle. While we have much work left to do, particularly with respect to the labeling for recently developed products, as well as further steps to improve distribution, we are encouraged by our prospects moving forward,” Pyatt added.

Recent Highlights

•	Continued traction through the Company’s master brand strategy across all domestic retail channels with MusclePharm® Hybrid and Core Series, Arnold Schwarzenegger Series™ and FitMiss® gaining market share and outpacing category growth;
•	Furthered international expansion through strategic distributor/retailer model and built to order new product introductions in Australia, Brazil and the E.U.;
•	Expanded relationship with Costco to now include four countries: Australia, Canada, South Korea, and the U.S;
•	Successfully integrated the assets of BioZone Pharmaceuticals and its subsidiaries, and began development on a number of new MusclePharm products;
•	Signed a multi-year endorsement deal with fitness model and motivator Jen Selter. The agreement adds to the Company's presence in the rapidly expanding world of women's fitness for its brand FitMiss®.
•	Reported strong results from the Arnold Schwarzenegger Blue Print campaign, with record engagement on BodyBuilding.com. The campaign drove more than 650,000 unique visitors to the site, with more that 7.5 million minutes spent viewing content and 4.6 million total page views. This resulted in the Arnold Stack becoming the top selling stack on the site;
•	Began a college campus and event tour, visiting more than 30 schools and holding various events;
•	Appointed former MusclePharm director, Donald Prosser, to serve as the Company’s Chief Financial Officer and Principal Accounting Officer and promoted Richard Estalella to serve as the Company’s President in addition to his role as Chief Operating Officer; and,
•	Published a double-blind placebo-controlled clinical study in the journal Nutrition Research, demonstrating safety and efficacy of MusclePharm's pre-workout supplement Assault™.

2014 Full-Year Guidance

MusclePharm has revised its full-year guidance for 2014 as follows:

•	2014 full-year net sales of approximately $165 - $175 million

•	Diluted earnings per share in the range of $0.41 - $0.51

Guidance is based on a fully-diluted share count of approximately 13.5 million and does not include the potential impact of share repurchases under the Company’s share repurchase plan.

“We believe that MusclePharm’s brand experience is second to none and that our products fulfill a unique need in the sports nutrition marketplace, with clinically tested, scientifically based nutritional products that are certified banned substance free. Backed by recognized athletes and with products that have varied demographic appeal both domestically and internationally, we are confident in our ability to deliver strong revenue growth and enhance profitability for our shareholders,” Pyatt concluded.

2014 First Quarter Conference Call Information

When:	Tuesday, May 6
Time:	8:30 a.m. Eastern Time
Phone:	1-877-407-9126 (domestic)
1-201-493-6751 (international)

A live Webcast will be available online on MusclePharm’s website at http://ir.musclepharmcorp.com, where it will be archived for one year.

An audio replay of the conference call will be available through midnight May 13, 2014 by dialing 877-660-6853 from the U.S. or Canada, or 201-612-7415 from international locations, passcode 13581597.

About MusclePharm

MusclePharm® is a scientifically driven, performance-lifestyle company that currently develops, manufactures, markets and distributes branded nutritional supplements. The company offers a complete range of powders, capsules, tablets and gels. Its portfolio of recognized brands, including MusclePharm® Hybrid and Core Series, Arnold Schwarzenegger Series™ and FitMiss®, are marketed and sold in more than 110 countries and available in over 35,000 retail outlets globally. These clinically-proven and scientific nutritional supplements are developed through a six-stage research process utilizing the expertise of leading nutritional scientists, doctors and universities. MusclePharm is the innovator of the sports nutrition industry. For more information, visit www.musclepharm.com

Follow the company at http://www.facebook.com/MusclePharm and www.Twitter.com/MusclePharm

To sign up to receive MusclePharm news via email, please visit http://ir.musclepharmcorp.com/email-alerts

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as "expects", "anticipates", "intends", "estimates", "plans", "potential", "possible", "probable", "believes", "seeks", "may", "will", "should", "could" or the negative of such terms or other similar expressions. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the Company's business. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, the Company's Quarter Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC's website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof

MusclePharm Corporation

Condensed Financial Statements

	For the Three Months Ended
	March 31,
	(unaudited)
	2014	2013
Net sales	$50,209,454	$22,561,167
Cost of goods sold	32,336,385	14,396,406
Gross profit	17,873,069	8,164,761
Operating expenses	15,449,181	8,886,241
Income (loss) from operations	2,423,888	(721,480)
Other income (expense) and taxes	312,346	(6,640,501)
Net income (loss)	$2,736,234	$(7,361,981)

Earnings per share - basic	$0.27	$(1.78)
Earnings per share - diluted	$0.23	$(1.78)

	March 31, 2014	December 31, 2013
	(unaudited)	(audited)
Assets
Current assets	48,998,928	44,526,480
Property and equipment - net	5,463,287	2,613,584
Intangible assets - net	7,025,644	155,165
Other assets	4,129,803	4,862,467
Total assets	$65,617,662	$52,157,696
Liabilities and Stockholders' Equity
Current liabilities	30,701,369	32,368,521
Long term liabilities	118,277	54,639
Total liabilities	30,819,646	32,423,160
Total stockholders' equity	34,798,016	19,734,536
Total Liabilities and Stockholders' Equity	$65,617,662	$52,157,696

Contacts:

Matt Sheldon/Evan Pondel
PondelWilkinson Inc.

(310) 279-5980

investors@musclepharm.com

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